Exhibit 99.1

FOR IMMEDIATE RELEASE

FORWARD ADOPTS SHAREHOLDER RIGHTS PLAN

West Palm Beach, FL – April 26, 2013 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced that that its Board of Directors adopted a shareholder rights plan (the “Rights Plan” or “Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of Forward common stock.

The Rights Plan is intended to protect Forward and its shareholders against potential acquirers who may seek to take advantage of Forward and its shareholders through coercive and unfair tactics aimed at gaining control of Forward without paying all shareholders a full and fair price. The Board of Directors believes that the Rights Plan will enable all shareholders to realize the long-term value of their investment by safeguarding the Board’s ability to continue to evaluate and take actions that are designed to create value for all shareholders. The Rights Plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the Board of Directors.

Pursuant to the Plan, Forward is issuing one Right for each current share of common stock outstanding at the close of business on May 6, 2013. Initially, these rights will not be exercisable and will trade with the shares of Forward’s common stock. If the Rights become exercisable, each Right will entitle shareholders to buy one one-thousandth of a share of a new series of participating preferred stock at an exercise price of $4.00 per Right.

The Rights will be exercisable only if a person or group acquires 20% or more of Forward’s common stock in a transaction not approved by Forward’s Board of Directors. If a person or group acquires 20% or more of Forward’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s exercise price (subject to adjustment as provided in the Plan), a number of shares of Forward’s common stock having a then-current market value of twice the exercise price.

In addition, if after a person or group acquires 20% or more of Forward’s outstanding common stock, Forward merges into another company, an acquiring entity merges into Forward or Forward sells or transfers more than 50% of its assets, cash flow or earning power, then each Right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the exercise price. The acquiring person will not be entitled to exercise these Rights.

Forward’s Board of Directors may redeem the Rights for $0.001 per Right at any time before an event that causes the Rights to become exercisable. The Rights will expire on April 26, 2016, unless the Rights have previously been redeemed by the Board of Directors.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Forward with the U.S. Securities and Exchange Commission.

About Forward Industries

Incorporated in 1962, and headquartered in West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Contact:

Forward Industries, Inc.

James McKenna, CFO

(561) 465-0070

2058608-1